Exhibit 99.1

February 6, 2012

NCR announces strong fourth-quarter results

•	Operational results ahead of expectations; year-end backlog of $1.0 billion up 14% versus prior year-end

•	Revenue growth of 17% compared to prior year period

•

GAAP diluted EPS from continuing operations of $(0.08) compared to $0.20 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.65, an increase of 16% from the prior year period

•	Strong cash flow growth; Operating cash flow of $270 million and free cash flow(3) of $229 million

•	2012 full year guidance provided; expect:

•	revenue growth of 7% to 9% on a constant currency basis;

•	GAAP income from operations of $360 million to $375 million, an increase of 454% to 477%;

•	non-pension operating income (NPOI)(2) of $560 million to $575 million, an increase of 29% to 32%;

•	GAAP diluted EPS from continuing operations of $1.47 to $1.54, an increase of 374% to 397%; and

•	non-GAAP diluted EPS from continuing operations(2) of $2.36 to $2.43, an increase of 23% to 27%

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2011. Reported revenue of $1.64 billion increased 17 percent from the fourth quarter of 2010, on both an actual and a constant currency basis.

NCR reported fourth-quarter loss from continuing operations (attributable to NCR) of $13 million, or $0.08 per diluted share, compared to income from continuing operations (attributable to NCR) of $33 million, or $0.20 per diluted share, in the fourth quarter of 2010. Income from continuing operations in the fourth quarter of 2011 included $56 million ($38 million or $0.23 per diluted share, after-tax) of pension expense, a $98 million ($70 million or $0.43 per diluted share, after tax) impairment charge related to the Entertainment line of business, $5 million ($3 million or $0.02 per diluted share, after tax) of acquisition related transaction costs, $1 million ($1 million or $0.01 per diluted share, after tax) of acquisition related severance costs, and $9 million ($6 million or $0.04 per diluted share, after tax) of acquisition related amortization of intangible assets. Income from continuing operations for the fourth quarter of 2010 included $52 million ($43 million or $0.27 per diluted share, after-tax) of pension expense, a $14 million ($9 million or $0.06 per diluted share, after-tax) impairment charge related to an investment, and an $8 million ($5 million or $0.03 per diluted share, after-tax) litigation charge. Excluding these items, non-GAAP income from continuing operations(2) in the fourth quarter of 2011 was $0.65 per diluted share compared to $0.56 in the prior year period.

“2011 was a highly successful year for NCR as our consistent execution drove record revenues and gross margin and excellent free cash flow growth,” said Bill Nuti, chairman and CEO of NCR. “We generated strong order growth in our core financial and retail businesses and these businesses closed the year with the highest combined backlog in our history. We also established an attractive third core vertical – Hospitality and Specialty Retail — that furthers our strategy of improving our revenue mix in favor of software and services. Looking ahead, we are operating with an intense focus on mining the significant opportunities in our core businesses, as well as our growing presence in emerging verticals, such as Telecom & Technology and Travel, that leverage both our ability to innovate and our strong services footprint.”

Fourth-Quarter 2011 Operating Segment Results(2)

Financial Services

NCR’s Financial Services segment generated fourth-quarter revenue of $908 million, an increase of 16 percent from the fourth quarter of 2010. The increase was driven primarily by growth in the North America, Brazil/India/China/Middle East Africa (BICMEA) and the Caribbean Latin America theaters. The fourth-quarter year-over-year revenue comparison was negatively impacted by 1 percentage point of foreign currency translation.

Operating income for Financial Services was $108 million in the fourth quarter of 2011 as compared to $79 million in the fourth quarter of 2010. This increase was driven by higher revenue and an improved gross margin rate which was driven by favorable customer mix and higher software revenue.

Retail Solutions

The Retail Solutions segment generated revenue of $469 million in the fourth quarter of 2011 compared to revenue of $479 million in the fourth quarter of 2010, a decline of 2 percent. The decrease was caused largely by a decline in revenues in the North America and Europe theaters, partially offset by an increase in the South Asia Pacific theater. The fourth-quarter year-over-year revenue comparison included 1 percentage point of benefit from foreign currency translation.

Operating income for Retail Solutions was $28 million in the fourth quarter of 2011 as compared to $34 million in the fourth quarter of 2010. The decrease was driven by lower revenues and higher paper prices in the current quarter.

Hospitality and Specialty Retail

The Hospitality and Specialty Retail segment generated revenue of $105 million, driven largely by product volumes and services revenue in the North America theater.

Operating income for Hospitality and Specialty Retail was $17 million in the fourth quarter of 2011.

Entertainment

Entertainment revenue was $46 million, an increase of 44 percent over the $32 million in revenue in the fourth quarter of 2010. The increase was driven by growth in the North America theater and a sale of kiosks to a customer in the South Asia Pacific theater.

Operating loss for Entertainment was $15 million in the fourth quarter of 2011 and 2010. The loss in each quarter was primarily a result of kiosk depreciation and DVD amortization.

NCR has entered into an agreement to sell certain assets related to its Entertainment Line of Business to Redbox for up to $100 million. The acquisition includes the purchase of the DVD kiosks, certain retailer contracts, and DVD inventory from NCR’s entertainment line of business. In connection with the transaction, NCR will also enter into a Manufacturing and Services Agreement with Redbox’s parent company, Coinstar, that would allow Coinstar to procure from NCR hardware, software and services that will yield $25 million in gross profit over five years. The transaction is subject to regulatory approval and is expected to close in the third quarter of 2012.

Emerging Industries

Emerging Industries revenue was $110 million and grew 3 percent versus the prior year period, on both an actual and a constant currency basis. The increase was driven primarily from growth in the services business with our Telecom & Technology customers in the Europe theater partially offset by lower revenues in the Japan Korea theater.

Operating income for Emerging Industries was $21 million in the fourth quarter of 2011 as compared to $16 million in the fourth quarter of 2010. This increase was primarily driven by an improved product and services mix and lower service delivery costs.

Fourth-Quarter 2011 Business Highlights

In the fourth quarter of 2011, NCR continued the introduction and deployment of its self-service solutions across its core and emerging industries while continuing to expand its global services business. The following are NCR’s fourth quarter business highlights.

In the Financial Services segment, TruWest Credit Union, which serves 60,000 members in Phoenix, Arizona and Austin, Texas, is replacing each of its 30 non-NCR ATMs with one of NCR’s SelfServTM 32, 34, or 38 models. All of the new NCR SelfServTM ATMs will include NCR’s Scalable Deposit Module (SDM) technology. SDM is the only technology on the market that allows consumers to deposit both cash and checks simultaneously in any orientation through a single slot, making the consumer deposit experience up to twice as fast as other ATMs. NCR’s SDM technology is also being deployed by Peoples Bank of Alabama, which is deploying 30 NCR SelfServTM ATMs with SDM. Deployment of these ATMs will help enable Peoples Bank of Alabama to secure productivity gains and offer an improved transaction experience to its customers.

NCR also announced the formation of a partnership with PayPal and S1 Corporation to enable real-time person-to-person payments from bank ATMs to almost anyone with a mobile phone or e-mail address. The service will initially be available in the U.S. with the ability to send money to people in more than 60 countries around the world.

In Retail Solutions, NCR continued to win business with its suite of RealPOS™ point-of-sale technologies and suite of APTRATM eMarketing solutions.

Tully’s Coffee, a leading specialty coffee retailer, has selected the NCR RealPOS™ 70 XRT point-of-sale workstations as part of its initiative to improve the checkout experience for customers and gain greater business insight into its store operations. NCR will also provide depot repair services for Tully’s Coffee through the company’s Services organization.

Kroenke Sports & Entertainment LLC signed a multi-year renewal of NCR’s Software-as-a-Service (SaaS) NCR APTRATM eMarketing solution. Kroenke, which owns and operates several professional sports teams and venues including the Pepsi Center, Denver Nuggets and Colorado Avalanche, is using NCR’s APTRATM solution to provide highly personalized communications to customers based on their individual preferences. Speedway LLC, a gasoline-convenience store operator with 1,375 locations in seven states, has selected the NCR Advanced Marketing Solution and NCR Enterprise Preference Manager to power its customer loyalty program through the implementation of personalized marketing programs based on customers’ purchasing behavior and preferences.

NCR recently received its highest ranking to date on the RIS Software Leaderboard. NCR was named in the top ten across 24 categories, including second among large vendor customer satisfaction leaders, and third leading company in total cost of operation by tier one and mid-sized retailers.

In Hospitality and Specialty Retail, NCR will be implementing its Aloha enterprise solution and NCR hardware within each of Einstein Noah Restaurant Group’s Einstein Bros.® Bagels and Noah’s New York Bagels® restaurants. Einstein Noah chose NCR’s Aloha solution to drive faster service, improve order fulfillment and reduce operating costs. NCR also entered into an agreement with Kum & Go, L.C. to implement its c-store technology within each of the retailer’s 400+ stores. Kum & Go, the fifth largest privately held, company-operated convenience store chain in the United States, chose the NCR solution to manage a wide range of its business operations from one system including fuel island, food service and multichannel marketing initiatives.

NCR recently launched Reel Time™ a new custom reporting solution designed to take the complexity out of analyzing data and give theater operators the information needed to make important operational decisions. Reel Time provides theater operators with a real-time dashboard view of current and historical data for ticket and concession sales, attendance, feature gross and total revenue which will allow operators to quickly evaluate the impact of promotions, new products or price changes and adjust staffing levels at any time. NCR also introduced Usherman™ a new application that increases a theater’s speed of service by enabling ushers to scan and retrieve ticket information at any location in the theater.

In Emerging Industries, NCR continued to advance its self-service technologies across key verticals. In travel, NCR was selected by Nasair, the first low-fare airline in the Kingdom of Saudi Arabia, to design, deliver and support of its full service mobile website that will allow travelers to reserve and purchase tickets, update reservation details and inquire about flight schedule.

In addition, NCR’s Credential Authentication Technology—Boarding Pass Scanning System (CAT/BPSS) was selected by the U.S. Transportation Security Administration (TSA) for use in a pilot program that aims to automatically verify passenger identification documents and boarding passes. CAT/BPSS utilizes a computerized system that reads and analyzes data and embedded security features on passenger IDs and boarding passes to identify fraudulent credentials.

In the Telecom/Technology vertical, NCR achieved Data Center Unified Computing Authorized Technology Provider (ATP) status from Cisco. This designation recognizes NCR as having fulfilled the training and program prerequisites to sell, deploy and support the Cisco Unified Computing System. With the designation, NCR will be able to help meet significant market demand for cloud computing services from telecom carriers and enterprises across the quickly growing MEA region.

NCR’s global services business continues to grow its global footprint. NCR is partnering with Foresight Technologies, a data center consultancy firm in UAE and Pakistan, to offer a range of independent data center design consultancy services in the high growth Middle East and Africa region. NCR and Foresight will be offering independent data center review, environmental assessment, design and design validation, compliance audit, certification and training services in the MEA region.

Fourth-Quarter 2011 Financial Highlights

Loss from operations was $10 million in the fourth quarter of 2011, which included $56 million of pension expense, a $98 million impairment charge related to the Entertainment line of business, $5 million of acquisition related transaction costs, $1 million of acquisition related severance costs and $9 million of acquisition related amortization of intangible assets. This compares to $54 million of income from operations in the fourth quarter of 2010, which included $52 million of pension expense and an $8 million litigation charge. Excluding these items, non-GAAP income from operations(2) was $159 million in the fourth quarter of 2011 compared to $114 million in the fourth quarter of 2010.

Net cash provided by operating activities was $270 million during the fourth quarter of 2011 compared to $182 million in the year-ago period. Cash from operating activities in the fourth quarter of 2011 was positively impacted by improvement in working capital period-over-period. Net capital expenditures of $35 million in the fourth quarter of 2011 decreased from $53 million in the fourth quarter of 2010, primarily due to a lower level of investment in the Entertainment line of business. Discontinued operations resulted in $6 million of cash outflow in the fourth quarter of 2011 compared to $14 million of cash inflow in the fourth quarter of 2010, largely a result of lower insurance recoveries compared to the prior year period. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was $229 million in the fourth quarter of 2011, compared to $143 million in the fourth quarter of 2010.

NCR contributed approximately $125 million to its international and executive pension plans in 2011 and expects to contribute approximately $215 million in 2012. The net funded status of the company’s global pension plans was approximately $(1.3) billion as of December 31, 2011.

Other expense, net was $16 million in the fourth quarter of 2011 compared to other expense, net, of $14 million in the prior year period mainly due to higher interest expense in the current period and an impairment charge related to an investment recorded in the fourth quarter of 2010.

Income tax benefit was $10 million in the fourth quarter of 2011 compared to income tax expense of $8 million in the fourth quarter of 2010.

NCR ended the fourth quarter of 2011 with $398 million in cash and cash equivalents compared to a balance of $341 million as of September 30, 2011. As of December 31, 2011, NCR had a long term debt balance of $852 million compared to a long term debt balance of $1.061 billion as of September 30, 2011.

2012 Outlook

NCR expects full-year 2012 revenues to increase in the range of 7 to 9 percent on a constant currency basis compared with 2011. NCR expects its full-year 2012 Income from Operations (GAAP) to be $360 million to $375 million, non-pension operating income (NPOI)(2) to be in the range of $560 to $575 million, GAAP diluted earnings per share to be in the range of $1.47 to $1.54 and non-GAAP diluted earnings per share(2) to be in the range of $2.36 to $2.43 per diluted share. The 2012 non-GAAP diluted EPS guidance excludes estimated pension expense of $165 million (approximately $119 million after-tax) compared with actual pension expense of $222 million ($155 million after-tax) in 2011 and amortization of intangibles from the Radiant acquisition of approximately $35 million ($24 million after tax). NCR expects approximately $40 million of Other Expense, net including interest expense in 2012 and its full-year 2012 effective income tax rate to be approximately 27 percent.

The company expects first quarter 2012 non-pension operating income (NPOI)(2) to be in the range of $85 million to $90 million, compared to $59 million in the first quarter of 2011.

The Entertainment line of business is included in the 2011 results and excluded from the 2012 guidance.

	2012	2011
	Guidance	Actual
Year-over-year revenue (constant currency)	7% - 9%	10%

Income from Operations (GAAP)	$360 - $375 million	$65 million
Non-pension operating income(2)	$560 - $575 million	$434 million
Diluted earnings per share (GAAP)	$1.47 - $1.54	$0.31
Diluted earnings per share (non-GAAP)(2)	$2.36 - $2.43	$1.92

2011 Fourth Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2011 fourth quarter results and guidance for full-year 2012. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. NCR’s web site (www.ncr.com) contains a significant amount of information about NCR, including financial and other information for investors (http://investor.ncr.com.). NCR encourages investors to visit its web site from time to time, as information is updated and new information is posted.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Lou Casale

NCR Corporation

212.589.8415

lou.casale@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q4 2011 Actual	Q4 2010 Actual	2012 Guidance	2011 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR)	$(0.08)	$0.20	$1.47-$1.54	$0.31

Pension expense	(0.23)	(0.27)	(0.74)	(0.96)
Impairment charge	(0.43)	(0.06)	—	(0.43)
Acquisition related transaction costs	(0.02)	—	—	(0.14)
Acquisition related severance costs	(0.01)	—	—	(0.03)
Acquisition related amortization of intangibles	(0.04)	—	(0.15)	(0.06)
Legal settlements and charges	—	(0.03)	—	0.01

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.65	$0.56	$2.36-$2.43	$1.92

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q4 2011 Actual	Q4 2010 Actual	2012 Guidance	2011 Actual	Q1 2012 Guidance	Q1 2011 Actual
Income from Operations (GAAP)	$(10)	$54	$360-$375	$65	$37-$42	$8

Pension expense	56	52	165	222	39	51
Impairment charge	98	—	—	98	—	—
Acquisition related transaction costs	5	—	—	30	—	—
Acquisition related severance costs	1	—	—	7	—	—
Acquisition related amortization of intangibles	9	—	35	12	9	—
Legal settlements and charges	—	8	—	—	—	—

Non-pension Operating Income (non-GAAP) (2)	$159	$114	$560-$575	$434	$85-$90	$59

Free Cash Flow

	For the Periods ended December 31 (in millions)
	Three Months		Twelve months
	2011	2010	2011	2010
Net cash provided by operating activities (GAAP)	$270	$182	$375	$247
Less capital expenditures for:

Property, plant and equipment, net of grant reimbursements	(18)	(39)	(101)	(169)

Capitalized software	(17)	(14)	(62)	(57)

Total capital expenditures, net	(35)	(53)	(163)	(226)
Net cash (used in) provided by discontinued operations	(6)	14	(24)	16

Free cash flow (non-GAAP)(3)	$229	$143	$188	$37

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR’s financial results. NCR’s management evaluates the company’s results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release, exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR’s management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)	Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors—This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, and future economic performance, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, which could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the financial covenants in our secured credit facility and their impact on our financial and business operations; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; access to DVD inventory and the conversion to, and market adoption of, alternative methods of entertainment content delivery; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; the success of our pension strategy; compliance with requirements relating to data privacy and protection; expected benefits related to the acquisition of Radiant Systems, Inc. not materializing as expected; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2011	2010	2011	2010
Revenue

Products	$882	$747	$2,744	$2,400
Services	756	656	2,699	2,410

Total revenue	1,638	1,403	5,443	4,810

Cost of products	698	603	2,209	1,923
Cost of services	577	514	2,099	1,923

Total gross margin	363	286	1,135	964

% of Revenue	22.2%	20.4%	20.9%	20.0%

Selling, general and administrative expenses	234	187	805	696
Impairment charge	88	—	88	—
Research and development expenses	51	45	177	162

(Loss) income from operations	(10)	54	65	106
% of Revenue	(0.6%)	3.8%	1.2%	2.2%

Interest expense	(9)	(1)	(13)	(2)
Other expense, net	(7)	(13)	(3)	(11)

Total other expense, net	(16)	(14)	(16)	(13)

(Loss) income before income taxes and discontinued operations	(26)	40	49	93
% of Revenue	(1.6%)	2.9%	0.9%	1.9%

Income tax (benefit) expense	(10)	8	—	(26)

(Loss) income from continuing operations	(16)	32	49	119
Income from discontinued operations, net of tax	4	6	3	18

Net (loss) income	(12)	38	52	137

Net (loss) income attributable to noncontrolling interests	(3)	(1)	(1)	3

Net (loss) income attributable to NCR	$(9)	$39	$53	$134

Amounts attributable to NCR common stockholders:
(Loss) income from continuing operations	$(13)	$33	$50	$116
Income from discontinued operations, net of tax	4	6	3	18

Net (loss) income	$(9)	$39	$53	$134

Net (loss) income per share attributable to NCR common stockholders:

Net (loss) income per common share from continuing operations
Basic	$(0.08)	$0.20	$0.32	$0.73

Diluted	$(0.08)	$0.20	$0.31	$0.72

Net (loss) income per common share
Basic	$(0.06)	$0.24	$0.34	$0.84

Diluted	$(0.06)	$0.24	$0.33	$0.83

Weighted average common shares outstanding
Basic	157.5	159.5	158.0	159.8
Diluted	*157.5	161.0	161.0	161.2

*	Due to the net loss from continuing operations, potential common shares that would cause dilution, such as stock options and restricted stock, have been excluded from the diluted share count because their effect would have been anti-dilutive. For the three months ended December 31, 2011, fully diluted shares would have been 161.4 million.

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE AND OPERATING INCOME

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2011	2010	% Change	2011	2010	% Change
Revenue by segment

Financial Services	$908	$785	16%	$2,999	$2,645	13%

Retail Solutions	469	479	(2%)	1,755	1,705	3%

Hospitality and Specialty Retail	105	—	—	141	—	—

Entertainment	46	32	44%	163	102	60%

Emerging Industries	110	107	3%	385	358	8%

Total revenue	$1,638	$1,403	17%	$5,443	$4,810	13%

Operating income by segment

Financial Services	$108	$79		$313	$250
% of Revenue	11.9%	10.1%		10.4%	9.5%

Retail Solutions	28	34		83	79
% of Revenue	6.0%	7.1%		4.7%	4.6%

Hospitality and Specialty Retail	17	—		22	—
% of Revenue	16.2%	—		15.6%	—

Entertainment	(15)	(15)		(60)	(50)
% of Revenue	(32.6%)	(46.9%)		(36.8%)	(49.0%)

Emerging Industries	21	16		76	61
% of Revenue	19.1%	15.0%		19.7%	17.0%

Subtotal-segment operating income	$159	$114		$434	$340

% of Revenue	9.7%	8.1%		8.0%	7.1%

Pension expense	56	52		222	208

Other adjustments (1)	113	8		147	26

Total (loss) income from operations	$(10)	$54		$65	$106

(1)	Other adjustments include $98 million for the impairment charge related to the Entertainment line of business for the three and twelve months ended December 31, 2011; $5 million and $30 million of acquisition related transaction costs for the three and twelve months ended December 31, 2011, respectively; $1 million and $7 million of acquisition related severance costs for the three and twelve months ended December 31, 2011, respectively; and $9 million and $12 million of acquisition related amortization of intangible assets for the three and twelve months ended December 31, 2011, respectively.

Other adjustments include $8 million litigation charge for the three and twelve months ended December 31, 2010 and $18 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters for the twelve months ended December 31, 2010.

Schedule C

NCR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31 2011	September 30 2011	December 31 2010
Assets
Current assets
Cash and cash equivalents	$398	$341	$496
Accounts receivable, net	1,038	1,128	928
Inventories, net	774	850	741
Other current assets	327	365	313

Total current assets	2,537	2,684	2,478

Property, plant and equipment, net	365	459	429
Goodwill	913	918	115
Intangibles	312	328	15
Prepaid pension cost	339	309	286
Deferred income taxes	720	554	630
Other assets	432	428	408

Total assets	$5,618	$5,680	$4,361

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$1	$1	$1
Accounts payable	525	568	499
Payroll and benefits liabilities	221	205	175
Deferred service revenue and customer deposits	418	419	362
Other current liabilities	400	443	379

Total current liabilities	1,565	1,636	1,416

Long-term debt	852	1,061	10
Pension and indemnity plan liabilities	1,662	1,229	1,259
Postretirement and postemployment benefits liabilities	256	294	309
Income tax accruals	148	149	165
Environmental liabilities	220	201	244
Other liabilities	80	50	42

Total liabilities	4,783	4,620	3,445

Redeemable noncontrolling interests	1	—	—

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at December 31, 2011, September 30, 2011 and December 31, 2010, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 157.6, 157.4, and 159.7 shares issued and outstanding at December 31, 2011, September 30, 2011, and December 31, 2010, respectively	2	2	2
Paid-in capital	301	252	281
Retained earnings	1,988	1,997	1,935
Accumulated other comprehensive loss	(1,492)	(1,229)	(1,335)

Total NCR stockholders’ equity	799	1,022	883
Noncontrolling interests in subsidiaries	35	38	33

Total stockholders’ equity	834	1,060	916

Total liabilities and stockholders’ equity	$5,618	$5,680	$4,361

Schedule D

NCR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2011	2010	2011	2010
Operating activities
Net (loss) income	$(12)	$38	$52	$137

Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(4)	(6)	(3)	(18)
Depreciation and amortization	52	37	168	138
Stock-based compensation expense	9	6	33	21
Excess tax benefit from stock-based compensation	—	—	(1)	—
Deferred income taxes	(36)	(1)	(64)	(63)
Gain on sale of property, plant, and equipment	(2)	(4)	(5)	(10)
Impairment of long-lived and other assets	98	14	98	14
Changes in assets and liabilities:
Receivables	88	17	(58)	(26)
Inventories	65	74	1	(54)
Current payables and accrued expenses	(14)	(75)	55	(12)
Deferred service revenue and customer deposits	—	15	34	34
Employee severance and pension	(10)	1	90	80
Other assets and liabilities	36	66	(25)	6

Net cash provided by operating activities	270	182	375	247

Investing activities
Grant reimbursements from capital expenditures	—	—	—	5
Expenditures for property, plant and equipment	(18)	(39)	(101)	(174)
Proceeds from sales of property, plant and equipment	—	1	2	39
Additions to capitalized software	(17)	(14)	(62)	(57)
Business acquisition, net	2	—	(1,085)	—
Other investing activities, net	—	(16)	—	(24)

Net cash used in investing activities	(33)	(68)	(1,246)	(211)

Financing activities
Purchase of Company common stock	—	—	(70)	(20)
Excess tax benefit from stock-based compensation	—	—	1	—
Short-term borrowings, net	—	—	—	(4)
Borrowings on term credit facility	—	—	700	—
Repayment of long-term debt	—	—	—	(1)
Payments on revolving credit facility	(210)	(75)	(260)	(75)
Borrowings on revolving credit facility	—	75	400	75
Proceeds from employee stock plans	3	4	18	11
Debt issuance cost	(1)	—	(29)	—
Dividend distribution to minority shareholder	(1)	—	(1)	—
Proceeds from sales of noncontrolling interest	43	—	43	—

Net cash (used in) provided by financing activities	(166)	4	802	(14)

Cash flows from discontinued operations
Net cash (used in) provided by operating activities	(6)	14	(24)	16

Effect of exchange rate changes on cash and cash equivalents	(8)	4	(5)	7

Increase (decrease) in cash and cash equivalents	57	136	(98)	45
Cash and cash equivalents at beginning of period	341	360	496	451

Cash and cash equivalents at end of period	$398	$496	$398	$496